UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   KURTENBACH, AELRED J
   33 THIRD ST SE
   P O BOX 1318
   HURON, SD  57350
   USA
2. Issuer Name and Ticker or Trading Symbol
   NORTHWESTERN PUBLIC SERVICE COMPANY
   NPS
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   05/31/97
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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COMMON STOCK               |05-12-|P   | |400.000           |A  |38.558     |2687.970           |D     |                           |
                           |97    |    | |                  |   |           |                   |      |                           |
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COMMON STOCK               |05-19-|J   | |1343.985          |A  |19.625 (1) |2687.970           |D     |                           |
                           |97    |    | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
PHANTOM STOCK UNITS   |        |05-07|A   | |200.0000   |A  |     |%    |COMMON STOCK|200.000|38.250 |1752.6022   |D  |            |
                      |        |-97  |    | |           |   |     |     |            |0      |       |            |   |            |
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PHANTOM STOCK UNITS   |        |05-19|J   | |876.3011   |A  |     |(1)  |COMMON STOCK|876.301|19.625 |1752.6022   |D  |            |
                      |        |-97  |    | |           |   |     |     |            |1      |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1) ON MAY 7, 1997 NWPS DECLARD A 2-FOR-1 STOCK SPLIT PAYABLE TO ALL HOLDERS OF RECORD OF COMMON STOCK ON MAY 19, 1997.
% PHANTOM STOCK UNITS MATURE 5 YEARS FROM DATE OF
AWARD
SIGNATURE OF REPORTING PERSON
/S/ AELRED J KURTENBACH
DATE
06/05/97